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                                                                   Exhibit 3.1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              THE MAXIM GROUP, INC.

         The Maxim Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST, that at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted which proposed an amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at a special meeting of the stockholders of the Corporation.

         SECOND, that thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

         THIRD, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH, that the capital of the Corporation shall not be reduced under or by reason of said amendments.

         FIFTH, that in accordance therewith, the Certificate of Incorporation of the Corporation is hereby amended as follows:

         Article IV of the Certificate of Incorporation of the Corporation shall be amended by deleting the first two paragraphs thereof in their entirety and replacing them as follows:

                  "The Corporation shall have authority to issue 76,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

                  A. COMMON STOCK. One class shall consist of 75,000,000 shares of common stock having a par value of $.001 per share, designated "Common Stock." Subject to the rights of the holders of Preferred Stock, the holders of Common Stock shall be entitled to elect all of the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officers this 17th day of December, 1998.

                                            THE MAXIM GROUP, INC.

                                            By:  /s/ A. J. Nassar
                                                --------------------------
                                                   A. J. Nassar, President